Exhibit 99.1

TTEC ANNOUNCES AGREEMENT TO ACQUIRE PUBLIC SECTOR CITIZEN EXPERIENCE PLATFORM

Accelerates growth strategy with tech-enabled citizen engagement solutions, ~$19 billion total addressable market

ENGLEWOOD, CO -- TTEC Holdings, Inc. (NASDAQ: TTEC), one of the largest global customer experience (CX) technology and services innovators for end-to-end digital CX solutions, announces the signing of an agreement to acquire certain citizen experience and smart city assets of Faneuil, Inc. a wholly owned subsidiary of ALJ Regional Holdings, Inc. (NASDAQ: ALJJ).

“Citizen experience for the public sector is a core component of TTEC’s vision, and this transaction will accelerate our growth in this rapidly expanding market,” said Ken Tuchman, chairman and CEO, TTEC. “The acquisition of this platform amplifies TTEC’s decades of leadership in delivering citizen experience solutions.” Tuchman continued, “Visionary public sector leaders understand that innovative citizen engagement must be frictionless, automated, and personalized going forward.”

Tuchman concluded, “Upon closing, the combined public sector assets position us to accelerate our strategy of partnering with governments around the world to deliver equitable, secure, digital and engaging citizen experiences at scale, particularly in the areas of infrastructure, transportation, and healthcare.”

At a time when governments around the globe are deploying incremental investments in digital citizen experience and smart government programs, TTEC’s global scale and market-leading digital CX solutions, combined with Faneuil’s deep state and local government expertise, positions the company as the public sector’s premier CX provider. The combination of TTEC Engage, TTEC Digital, and the Faneuil assets will better enable TTEC to address fast-growing public sector opportunities related to mobility, fleet management, congestion management, health and wellness, healthcare exchanges, labor and social benefits delivery, and emergent infrastructure citizen response systems.

“TTEC’s scale, engagement, culture and expansive CX capabilities spanning innovative digital solutions, global delivery footprint, access to industry best practices, and flexible work environments will immediately benefit our clients,” said Anna Van Buren, CEO, Faneuil, Inc. who, along with a portion of her management team, will be joining TTEC to run the acquired platform and will also continue to provide services to Faneuil pursuant to service agreements entered into at closing. “I could not be more excited about the combination of our respective public sector platforms. In addition to the power of our combined capability, TTEC’s brand, mission, vision, culture, and intense focus on customer, citizen and employee experience make this the perfect home for our clients and employees.”

Address 9197 South Peoria Street Englewood, CO 80112	Contact Tim Blair tim.blair@ttec.com +1.303.397.9267

The transaction is expected to close during the first quarter of 2022, subject to customary closing conditions and consent, including the competition clearance by the Federal Trade Commission.

About TTEC

TTEC Holdings, Inc. (NASDAQ: TTEC) is one of the largest, global CX (customer experience) technology and services innovators for end-to-end, digital CX solutions. The company delivers leading CX technology and operational CX orchestration at scale through its proprietary cloud-based CXaaS (Customer Experience as a Service) platform. Serving iconic and disruptive brands, TTEC's outcome-based solutions span the entire enterprise, touch every virtual interaction channel, and improve each step of the customer journey. Leveraging next gen digital and cognitive technology, the company's Digital business designs, builds, and operates omnichannel contact center technology, conversational messaging, CRM, automation (AI / ML and RPA), and analytics solutions. The company's Engage business delivers digital customer engagement, customer acquisition & growth, content moderation, fraud mitigation, and data annotation solutions. Founded in 1982, the Company's singular obsession with CX excellence has earned it leading client NPS scores across the globe. The company's nearly 62,300 employees operate on six continents and bring technology and humanity together to deliver happy customers and differentiated business results. To learn more visit us at www.ttec.com.

Address 9197 South Peoria Street Englewood, CO 80112	Contact Tim Blair tim.blair@ttec.com +1.303.397.9267